SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2010 (March 26, 2010)

THE WET SEAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18632	33-0415940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26972 Burbank

Foothill Ranch, CA 92610

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:

(949) 699-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On March 31, 2010, a holder of the Company’s Secured Convertible Notes Due 2012 (the “Notes”), Series C Convertible Preferred Stock (the “Preferred Stock”) and Series E warrants converted or exercised $4.7 million in principal amount of the Notes into 3,111,111 shares of the Company’s Class A common stock, 1,611 shares of Preferred Stock into 537,000 of the Company’s Class A common stock, and Series E warrants into 625,000 shares of the Company’s Class A common stock for an exercise price of $2.3 million, pursuant to a conversion and exercise agreement entered into on March 26, 2010. As an inducement for the holder to undertake these conversion and exercise transactions, the Company provided the holder with a $0.7 million cash payment. The Company also repurchased an insignificant remaining Note balance from another holder. As a result of these transactions, there are no longer any remaining Notes and Preferred Stock outstanding. A copy of the conversion and exercise agreement appears as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

On April 1, 2010, the Company issued a press release reporting that its Notes have been retired and the Preferred Stock has been fully converted. A copy of the Press Release appears as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Shell Company Transactions.

Not Applicable.

(d)	Exhibits.

99.1      Conversion and Exercise Agreement, dated March 26, 2010.

99.2      Press Release, dated April 1, 2010, issued by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Wet Seal, Inc.

Dated: April 1, 2010	By:	/s/ STEVEN H. BENRUBI
	Name:	Steven H. Benrubi
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Description of Exhibit

99.1      Conversion and Exercise Agreement, dated March 26, 2010.

99.2      Press Release, dated April 1, 2010, issued by the Company.